Exhibit 99.3

SYNAPTICS INCORPORATED

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction to Unaudited Pro Forma Condensed Combined Financial Statements

On June 12, 2017, Synaptics Incorporated (“Synaptics”) announced that it had entered into a stock purchase agreement providing for the acquisition of all of the outstanding limited liability company interests of Conexant Systems, LLC (“Conexant”), resulting in Conexant becoming a wholly-owned subsidiary of Synaptics (the “Acquisition”). The Acquisition was effective as of July 25, 2017 (“Closing Date”).

The following unaudited pro forma condensed combined balance sheet and statement of income are presented to give effect to the acquisition of all of the outstanding limited liability company interests of Conexant for a purchase price of (i) $305.8 million in cash (on a cash-free, debt-free basis) and (ii) 726,666 shares of our common stock (the “Stock Consideration”), with $16.8 million of the purchase price held in escrow to secure the Seller Parties’ indemnification obligations under the purchase agreement, as well as the $525 million aggregate principal amount of 0.50% Convertible Senior Notes due in 2022 which we issued in a private placement transaction to finance the acquisition. The Stock Consideration was issued at closing in an exempt private placement. The unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statement of income are hereafter collectedly referred to as the “Pro Forma Financial Statements.”

The Pro Forma Financial Statements should be read together with the historical financial statements and related notes, as follows:

•	accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements;

•	audited historical consolidated financial statements of Synaptics as of and for the year ended June 24, 2017, included in Synaptics’ Form 10-K for the fiscal year ended June 24, 2017;

•	unaudited condensed consolidated balance sheet of CNXT Holdings, Inc., formerly Conexant Systems, Inc. and subsidiaries, as of June 30, 2017 and September 30, 2016 and the unaudited condensed consolidated statements of income and cash flows for the nine-month periods ended June 30, 2017 and July 1, 2016, and the notes related thereto; and

•	audited historical consolidated financial statements of Conexant Systems, Inc. and subsidiaries as of and for the year ended September 30, 2016 and the related notes thereto, included in this Form 8-K/A.

The unaudited pro forma condensed combined balance sheet is presented as if the Acquisition had occurred on June 24, 2017. The unaudited pro forma condensed combined statement of income combines the results of operations of Synaptics and Conexant for the twelve months ended June 24, 2017 and June 30, 2017, respectively, as if the Acquisition had occurred on the first day of the related twelve month periods.

The pro forma information was prepared based on the historical consolidated financial statements of Synaptics and Conexant after giving effect to the Acquisition using the acquisition method of accounting and debt raised, and after applying the assumptions, reclassifications and adjustments described in the accompanying notes based on current intentions and expectations relating to the combined business.

The Pro Forma Financial Statements have been prepared for illustrative purposes only and are not intended to represent or be indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been achieved had Synaptics and Conexant been a combined company as of and for the respective periods presented. The Pro Forma Financial Statements do not reflect any operating efficiencies, post-Acquisition synergies and/or cost savings that we may achieve with respect to the combined companies. The adjustments to the Pro Forma Financial Statements are based on what we believe are reasonable under the circumstances. The pro forma adjustments are preliminary and have been made solely for the purpose of providing Pro Forma Financial Statements.

The preliminary allocation of the purchase price used in the Pro Forma Financial Statements is based upon assets acquired and liabilities assumed through the Acquisition. We have made significant assumptions and estimates in determining the preliminary estimated purchase price and the preliminary allocation of the purchase price in the Pro Forma Financial Statements. These preliminary estimates and assumptions are subject to change as we finalize the acquisition accounting, including the valuations of the net tangible and intangible assets. The final determination of the value of the assets and liabilities acquired will likely differ from these preliminary estimates and the differences could be material.

The Pro Forma Financial Statements have been compiled from the following sources:

•	The financial information of Synaptics has been prepared in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) and extracted without adjustment from Synaptics’ audited consolidated balance sheet and statement of income as of and for the fiscal year ended June 24, 2017, contained in Synaptics’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on August 18, 2017.

•	The financial information of Conexant has been prepared in accordance with U.S. GAAP and extracted from Conexant’s unaudited consolidated balance sheet and statement of income as of and for the twelve months ended June 30, 2017 which includes the results from the fourth quarter of Conexant’s fiscal year 2016 and the first three quarters of its fiscal year 2017.

Synaptics and Conexant have different fiscal year ends. Synaptics’ fiscal year ends on the last Saturday in June and Conexant’s fiscal year ends on the Friday closest to the last day in September.

SYNAPTICS INCORPORATED

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 24, 2017

(in millions)

	As of	As of	Total
	June 24, 2017	June 30, 2017	Adjustments			Combined
	Synaptics	Conexant
ASSETS
Current Assets:
Cash and cash equivalents	$367.8	$59.4	$61.8	(a	)	$489.0
Accounts receivable, net	255.2	13.4	—			268.6
Inventories	131.4	18.6	31.0	(b	)	181.0
Prepaid expenses and other current assets	37.6	3.4	(1.5)	(c	)	39.5

Total current assets	792.0	94.8	91.3			978.1
Property and equipment at cost, net	113.8	2.4	0.9	(d	)	117.1
Goodwill	206.8	0.1	152.2	(e	)	359.1
Acquired intangibles	101.0	24.3	120.2	(f	)	245.5
Non-current other assets	53.1	2.8	(1.7)	(c	)	54.2

Total assets	$1,266.7	$124.4	$362.9			$1,754.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$135.8	$10.3	$—			$146.1
Accrued compensation	31.9	3.4	—			35.3
Income taxes payable	17.2	0.3	—			17.5
Acquisition-related liabilities	8.7	—	—			8.7
Other accrued liabilities	101.8	5.1	2.0	(c	), (g)	108.9
Current portion of long term debt	15.0	—	—			15.0

Total current liabilities	310.4	19.1	2.0			331.5
Long term debt, net of issuance costs	202.0	15.0	419.3	(h	)	636.3
Deferred tax liabilities	—	1.8	28.1	(h	)	29.9
Other long-term liabilities	14.1	7.0	(2.3)	(c	)	18.8

Total liabilities	526.5	42.9	447.1			1016.5
Stockholders’ Equity:
Common stock	0.1	—	—			0.1
Additional paid-in capital	1,004.8	95.0	(3.8)	(i	)	1,096.0
Treasury stock	(980.3)	—	(93.6)	(j	)	(1,073.9)
Accumulated other comprehensive income	1.5	(1.3)	1.3	(k	)	1.5
Retained earnings	714.1	(12.2)	11.9	(k	), (l)	713.8

Total stockholders’ equity	740.2	81.5	(84.2)			737.5

Total liabilities and stockholders’ equity	$1,266.7	$124.4	$362.9			$1,754.0

See notes to unaudited pro forma condensed combined financial statements

SYNAPTICS INCORPORATED

Unaudited Pro Forma Condensed Combined Statement of Income

For the year ended June 24, 2017

(in millions, except per share amounts)

		Four
	Year Ended	Quarters	Total
	June 24, 2017	June 30, 2017	Adjustments		Combined
	Synaptics	Conexant
Net revenue	$1,718.2	$110.8	$—		$1,829.0
Cost of revenue	1,194.6	40.6	23.7	(o)	1,258.9

Gross margin	523.6	70.2	(23.7)		570.1

Operating expenses:
Research and development	292.3	26.2	—		318.5
Selling, general, and administrative	137.6	24.5	(3.5)	(m), (n)	158.6
Acquired intangibles amortization	11.7	5.4	1.0	(o)	18.1
Restructuring costs	7.3	0.7	—		8.0
Litigation settlement charge	10.0	—	—		10.0

Total operating expenses	458.9	56.8	(2.5)		513.2

Operating income	64.7	13.4	(21.2)		56.9
Interest and other income	0.7	0.2	—		0.9
Interest expense	(6.0)	(1.5)	(18.1)	(p)	(25.6)
Other non-operating income	1.9	0.4	—		2.3

Income before reorganization costs, provision for income taxes and equity investment loss	61.3	12.5	(39.3)		34.5
Provision for income taxes	12.2	(0.2)	(13.8)	(q)	(1.8)
Equity investment loss	(0.3)	—	—		(0.3)

Net income	$48.8	$12.7	$(25.5)		$36.0

Net income per share:
Basic	$1.40				$1.06

Diluted	$1.37				$1.04

Shares used in computing net income per share:
Basic	34.8			(r)	33.8

Diluted	35.6			(r)	34.6

See notes to unaudited pro forma condensed combined financial statements

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

NOTE 1. BASIS OF PRESENTATION AND SUMMARY OF ACQUISITION

The accompanying Pro Forma Financial Statements are based on the historical consolidated financial statements of Synaptics and Conexant after giving effect to the Acquisition using the acquisition method of accounting, as well as certain reclassifications and pro forma adjustments.

In accordance with the acquisition method of accounting for business combinations, the assets acquired and the liabilities assumed will be recorded as of the completion of the Acquisition at their respective fair values. The excess purchase consideration over the fair values of assets acquired and liabilities assumed will be recorded as goodwill.

The preliminary aggregate purchase price of the Acquisition was approximately $305.8 million in cash (on a cash-free, debt-free basis) and 726,666 shares of our common stock, with $16.8 million of the purchase price held in escrow to secure the Seller Parties’ indemnification obligations under the purchase agreement. The payment of the purchase price was funded with new convertible debt of $525.0 million.

We identified and recorded the assets acquired and liabilities assumed at their preliminary estimated fair values at the Closing Date, and allocated the remaining value of approximately $146.9 million to goodwill. The values assigned to certain acquired assets and liabilities are preliminary, are based on information available as of the date of these unaudited pro forma condensed combined financial statements, and may be adjusted as further information becomes available during the measurement period of up to 12 months from the date of the Acquisition. Additional information that relates to facts and circumstances that exist as of the Closing Date may subsequently become available and may result in changes in the values allocated to various assets and liabilities. Changes in the fair values of the assets acquired and liabilities assumed during the measurement period may result in material adjustments to goodwill. The preliminary purchase price allocation is as follows (in millions):

	Amount	Estimated useful life	Incremental first year amortization
Fair value of net tangible assets acquired	$49.0		$—
Indentifiable intangible assets:
In-process research and development	13.7	N/A	—
Developed technology	93.6	4 years	23.4
Customer relationships	32.1	5 years	6.4
Trade names	4.8	15 years	0.3
Backlog	0.3	6 months	0.2

Total identifiable intangible assets acquired	144.5		30.3
Goodwill	152.3		—

Total acquisition consideration	$345.8		$30.3

Under the acquisition method, acquisition-related transaction costs (e.g. advisory, legal, valuation and other professional fees) are not included as consideration transferred are accounted for as expenses in the periods in which the costs are incurred. These costs are not presented in the unaudited pro forma condensed combined statement of income because they will not have a continuing impact on the combined results.

Intangible Assets

Significant Classes of Intangible Assets Acquired.

In-process research and development relates to Conexant’s voice and audio processing technologies currently under development which have not yet reached technological feasibility as of the Closing Date. This in-process research and development is expected to be substantially completed during the current and next fiscal year at which time we will begin amortization over an estimated useful life, which has not been determined.

Developed technology relates to Conexant’s voice and audio technologies that have reached technological feasibility. Developed technology represents a combination of Conexant’s processes and patents developed through years of experience in design and development of voice and audio integrated circuits. Synaptics expects to amortize the fair value of the technologies based on the anticipated time frame in which the economic benefits of the intangible asset are anticipated to be recognized, which is assumed to amortize on a straight-line basis.

Customer relationships consist of preexisting relationships that are expected to contribute to future earnings. Customer relationship is neither legal nor contractual, but is separable as an intangible asset. The fair value of these intangible assets is expected to be amortized on a straight-line basis over the period in which the economic benefits are anticipated to be recognized.

Trade names consists of the Conexant name, which is a well-known in the technology markets in which the Conexant products are marketed and sold. The fair value of the trade name is expected to be amortized on a straight-line basis over the period in which the economic benefits are anticipated to be recognized.

Backlog consists of unfulfilled orders as of Closing Date. The value of the backlog is derived from the profit to be generated from fulfilling the orders on backlog.

Valuation.

The accounting standards define the term “fair value” and set forth the valuation requirements for any asset or liability measured at fair value, and specifies a hierarchy of valuation techniques based on the inputs used to develop the fair value measures. Fair value is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurements date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result, Synaptics may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Synaptics’ intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Goodwill.

Approximately $152.3 million has been preliminarily allocated to goodwill. Goodwill represents the excess of the estimated purchase price over the fair values of the underlying net tangible and intangible assets. Goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that we determine that the value of goodwill has become impaired, we will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

Debt

To finance the Acquisition, we issued $525 million aggregate principal amount of 0.50% Convertible Senior Notes due in 2022 (the “Notes”) in a private placement transaction. The net proceeds from the offering, after deducting discounts and commissions and estimated offering expenses payable by Synaptics, were approximately $514.5 million. The offering was completed on June 26, 2017, and we received the proceeds on such date.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The pro forma financial information has been compiled in a manner consistent with the accounting policies adopted by Synaptics. The accounting policies of Conexant under US GAAP were not deemed to be materially different from those adopted by Synaptics.

NOTE 3. PRO FORMA ADJUSTMENTS

The Pro Forma Financial Statements reflect certain adjustments that are necessary to present fairly our unaudited pro forma condensed combined results of operations and our unaudited pro forma condensed combined balance sheet as of and for the periods indicated. The pro forma adjustments give effect to events that are (i) directly attributable to the Acquisition, (ii) factually supportable and (iii) with respect to the statement of income, expected to have a continuing impact on us, and are based on assumptions that management believes are reasonable given the best information currently available.

The accompanying Pro Forma Financial Statements have been prepared as if the acquisition was completed on June 24, 2017 for balance sheet purposes and on June 26, 2016 for statement of income purposes and reflect the following preliminary pro forma adjustments, based on estimates, and subject to change as more information becomes available and after we complete our final analysis of the fair values of both tangible and intangible assets acquired and liabilities assumed:

(a)	To record cash adjustments as follows (in millions):

Proceeds from issuance of convertible notes, net of issuance costs of $ 10.5 million	$514.5
Cash paid as consideration	(303.1)
Cash paid to repurchase shares in connection with the convertible note issuance	(93.6)
Cash dividend paid to former unit holders of Conexant	(56.0)

Net change in cash	$61.8

(b)	To record the estimated fair value of Conexant’s inventory of $49.6 million, representing an increase of $31.0 million to the carrying value.

(c)	To conform the accounting policy for certain tooling related prepaid assets and liabilities which Synaptics presents on a net basis and Conexant presented on a gross basis. The adjustment eliminates $1.5 million from prepaid expenses and other current assets, $1.7 million from other non-current assets, $1.6 million from other accrued liabilities and $1.6 million from other long-term liabilities.

(d)	To record estimated fair value adjustment of Conexant’s property and equipment.

(e)	To eliminate Conexant’s historical goodwill of $0.1 million and record preliminary estimate of goodwill of $152.3 million.

(f)	To eliminate Conexant’s historical intangible assets of $24.3 million and to record the estimated fair value of $144.5 million for acquired intangibles.

(g)	To record the fair value of stock appreciation rights liability of $3.5 million included as part of purchase consideration and certain other working capital adjustments which net to $0.1 million, including accrued non-recurring acquisition related expenses of $0.3 million.

(h)	To eliminate Conexant’s historical debt which was not acquired and to record the convertible notes, net of debt discounts and issuance costs, used to finance the acquisition. In connection with the convertible note issuance, Synaptics recorded deferred tax liabilities of $28.1 million.

(i)	To record adjustments to stockholder’s equity as follows:

Elimination of Conexant’s historical additional paid-in capital balance	$(95.0)
Record additional paid-in capital resulting from issuance of common stock included in purchase consideration	39.1
Record additional paid-in capital related to the issuance of convertible notes	52.1

Net change in additional-paid in capital	$(3.8)

(j)	To record repurchase of common stock in connection with the convertible notes issuance.

(k)	To eliminate Conexant’s historical accumulated other comprehensive income of $1.3 million and accumulated deficit of $12.2 million.

(l)	To record Synaptics’ non-recurring acquisition-related expenses of $0.3 million, included in other accrued liabilities as described in note (g).

(m)	To eliminate historical acquisition-related expenses of $2.3 million and $1.5 million for Synaptics and Conexant, respectively.

(n)	To record incremental depreciation expense of $0.3 million to reflect the increase in fair value of property and equipment based on the preliminary estimate.

(o)	To eliminate amortization expense of Conexant’s historical intangible assets of $5.4 million and to record amortization expense in costs of revenue of $23.7 million and $6.4 million in Acquired intangibles amortization based on the preliminary estimated fair values of intangible assets. The adjustment excludes amortization expense of backlog as the backlog is estimated to be fulfilled within the twelve months following the close of the Conexant acquisition.

(p)	To eliminate Conexant’s historical interest expense and to record interest expense, including amortization of debt discounts, related to the convertible notes.

(q)	To record the income tax impact of the pro forma adjustments.

(r)	To record Synaptics’ common stock issued as purchase consideration and record repurchase of Synaptics’ common stock as follows (in millions):

	Basic	Diluted
Historical Weighted Average Shares used in computing net income per share	34.8	35.6
Plus: Issuance of common stock included as part of purchase consideration	0.7	0.7
Less: Shares repurchased in connection with the convertible note offering	(1.7)	(1.7)

Pro Forma Weighted Average Shares used in computing net income per share	33.8	34.6